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FORM 5
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                               ANNUAL STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

 Form 3 Holdings Reported

 Form 4 Transactions Reported

1. Name and Address of Reporting Person*
     ---------------------------------------------------------------------------
     (Last)    Zimmerer
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     (First)   Thomas
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     (Middle)
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     (Street)   4804 Londonderry Drive
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     (City)     Tampa
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     (State)   Florida
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     (Zip)     33647-1332
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2. Issuer Name and Ticker or Trading Symbol
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     (Issuer Name)               UniComp, Inc.
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     (Ticker or Trading Symbol)  UCMP
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3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------------------------------------------------------------
     (I.D. Number)
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4. Statement for Month/Year
     ---------------------------------------------------------------------------
     (Month)    December
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     (Year)     2001
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5. If Amendment, Date of Original (Month/Day/Year)
     ---------------------------------------------------------------------------
     (Month)
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     (Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       X
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       X     (Director)
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             (Officer, Include title)

     ---------------------------------------------------------------------------
             (10% Owner)

     ---------------------------------------------------------------------------
             (Other, specify)

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7. Individual or Joint/Group Filing (Check Applicable Line)
       X
     ---------------------------------------------------------------------------
             Form filed by One Reporting Person
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
             Form filed by More than One Reporting Person


     ---------------------------------------------------------------------------


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                    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                            4. Securities Acquired (A)    5. Amount
                                            or Disposed of ( D)           of
                                            (Instr. 3, 4, and 5)          Securities
                                           ----------------------------   Beneficially
                                                                          Owned at     6. Owner-
                                                                          End of       ship Form:    7. Nature of
                     2.Transac-                                           Issuer's     Direct (D)    Indirect
                     tion Date  3.Transac-                                Fiscal Year  or Indirect   Beneficial
1.Title of Security  (Month/    tion Code                                 (Instr. 3    (I)           Ownership
(Instr. 3)           Day/Year)  (Instr. 8)  Amount   (A) or (D)   Price   & 4)         (Instr. 4)    (Instr. 4)
-------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

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FORM 5 (CONTINUED)
-------------------

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                    TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
1. Title of       2.Conversion    3. Transaction   4.Transac-     5. Number of            6. Date Exercisable and
Derivative        or Exercise     Date             tion           Derivative Securities   Expiration Date
Security          Price of        (Month/Day/      Code           Acquired (A) or         (Month/Day/Year)
(Instr. 3)        Derivative      Year)            (Instr.        Disposed of (D)
                  Security                         8)             (Instr. 3, 4, and 5)
                                                   ------------------------------------------------------------------------
                                                   Code           (A)       (D)           Date Exercisable  Expiration Date
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
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


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                  TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------------------------------------------------

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7. Title and Amount of Underlying   8. Price of       9.Number of             10. Ownership Form   11. Nature of Indirect
Securities (Instr. 3 and 4)         Derivative        Derivative Securities   of Derivative        Beneficial Ownership
                                    Security          Beneficially Owned at   Security: Direct     (Instr. 4)
                                    (Instr. 5)        End of Month            (D) or Indirect
----------------------------------                    (Instr. 4)              (I) (Instr. 4)
Title              Amount or
                   Number of
                   Shares
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
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

Explanation of Responses:

       12-14-02
**Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.        /s/ Thomas Zimmerer
SEE 18 U.S.C. 1001 and           -----------------------------    -----------
15 U.S.C. 78ff(a).              **Signature of Reporting Person          Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

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   To view the actual filing form and general Instructions go to: http://www.sec.gov/divisions/corpfin/forms/form5.htm
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